Exhibit 10.27

SUBLEASE AGREEMENT

This Sublease dated as of May 9, 2003 is made between the Sublandlord and Subtenant listed in Article I below.

ARTICLE I:

Defined Terms; Background

1.1 Each reference in this Sublease to the capitalized terms set forth below shall have the meanings given to them in this Article I.

Sublandlord:	Nortel Networks Inc., a Delaware corporation

Sublandlord’s Address for Payment of Rent:	Nortel Networks 2370 Performance Drive M.S. 087/05/A30 Richardson, TX 75082-4333 Attn: Real Estate Dept.

Sublandlord’s Notice Address:

Nortel Networks

2370 Performance Drive

M.S. 087/05/A30

Richardson, TX 75082

Attn: Real Estate Dept.

With a copy to:

Nortel Networks Limited

8200 Dixie Road, Suite 100

Brampton, ON L6T 5P6

Attn: Law Department—Real Estate

Subtenant:	Agile Software Corporation, a corporation incorporated under the laws of Delaware

Subtenant’s Notice Address:

Prior to the Sublease Commencement Date:

Agile Software Corporation

1 Almaden Boulevard

San Jose, CA 95110-2253

Attn: Corporate Counsel

With a copy to:

Agile Software Corporation

1 Almaden Boulevard

San Jose, CA 95113-2253

Attn: Facilities

After the later of the Sublease Commencement Date and September 1, 2003:

Agile Software Corporation

6373 San Ignacio Avenue

San Jose, CA 95119-1200

Attn: Corporate Counsel

With a copy to:

Agile Software Corporation

6373 San Ignacio Avenue

San Jose, CA 95119-1200

Attn: Facilities

Master Lease:	Lease Agreement between Master Landlord and Alteon Web Systems dated July 30, 2000, assigned by Alteon Web Systems to the Sublandlord pursuant to an Assignment, Assumption and Amendment to Lease effective as of May 25, 2001, a copy of which is attached hereto as Exhibit A.

Master Landlord:	Sobrato Land Holdings, a California Limited Partnership

Building:	6373 San Ignacio Ave., San Jose, CA

Master Leased Premises:	The entire premises located in the Building, consisting of approximately 82,144 rentable square feet

Subleased Premises:	The entirety of the Master Leased Premises as described in the Master Lease

Sublease Commencement Date:	Upon completion of each of the following: (i) execution of this Sublease, (ii) execution of a non-disturbance agreement from the Master Landlord to this Sublease, (iii) execution of Master Landlord’s consent to this Sublease, and, (iv) the issuance of a temporary or permanent certificate of occupancy from the City of San Jose, for the Initial Subtenant Improvements (as defined in Section 2.22) provided that in no event shall the Sublease Commencement Date be later than the date which is six months after the later of (i), (ii) and (iii).

Sublease Term:	Commencing on the Sublease Commencement Date and ending on July 31, 2011.

Base Monthly Rent:	YEAR	Monthly Base Rental Rate (*)
	Year 1	$0.74
	Year 2	$0.77
	Year 3	$0.89
	Year 4	$0.92
	Year 5	$0.95
	Year 6	$0.98
	Year 7	$1.01
	Year 8	$1.04
	Year 9 (partial)	$1.04
	(*) Base Monthly Rent for each month is the applicable Monthly Base Rental Rate multiplied by the rentable area of the Subleased Premises in square feet.

Pro Rata Share:	A ratio of 1.00, which is equal to a fraction, the numerator of which is the area of the Subleased Premises and the denominator of which is the area of Master Leased Premises.

Permitted Uses:	As permitted under applicable zoning laws only for the following purposes: office, research and development, marketing, light manufacturing, production, distribution, storage and other incidental uses.

Excluded Sections of the Master Lease:	Sections or part Sections: 2.A.v., last sentence; 2.C., in first sentence from and including the word “provided” to the end of the sentence; 4.A.; 4.B.;4.C; 5 (save for any definitions that have general application in the Master Lease); 6.A.; 9.B, the first (un-numbered) paragraph of 13; the first four sentences of 14.A; the second sentence of 14.B; 14. C; 17 (which shall not apply as between the Sublandlord and Subtenant, but shall apply to the extent that, pursuant to section 2.8 of this Sublease, any assignment or sublet by the Subtenant is subject to the Master Landlord’s consent and the provisions of the Master Lease); 18; 19.C.; 19.J; and 20.

Fixturing Period	Commencing three (3) days following full execution of the Sublease Agreement and receipt of Master Landlord’s consent and continuing until the Sublease Commencement Date.

1.2 Sublandlord is the tenant under the Master Lease. Sublandlord and Subtenant wish to enter into a sublease of the Subleased Premises on the terms and conditions set forth herein.

ARTICLE II:

Agreements

2.1 Subleased Premises. Sublandlord hereby subleases to Subtenant and Subtenant hereby leases from Sublandlord, on the terms and conditions set forth in this Sublease, the Subleased Premises. Sublandlord shall deliver the Subleased Premises to Subtenant on the Sublease Commencement Date in broom clean condition but otherwise in such “AS IS” condition as exists as of the date of this Sublease, free of all occupants other than Subtenant. Subtenant acknowledges that Sublandlord has made no representations or warranties concerning the Subleased Premises or the Building or their fitness for Subtenant’s purposes, except as expressly set forth in this Sublease. The taking of possession of the Subleased Premises shall be deemed Subtenant’s acknowledgement that the same have been delivered in the condition required hereunder.

2.2 Sublease Term. This Sublease shall commence on the Sublease Commencement Date and continue for the Sublease Term unless terminated prior to such date pursuant to the terms hereof or pursuant to law. Notwithstanding the foregoing, the Subtenant may access and occupy the Subleased Premises during the Fixturing Period for the purpose of carrying out the Initial Subtenant Improvements and commencing business operations. Promptly following the Sublease Commencement Date and within ten (10) days upon request of Sublandlord or Subtenant, the parties shall jointly execute a written declaration specifying the actual Commencement Date.

2.3 Rent.

(a) Subtenant shall pay to Sublandlord the Base Monthly Rent (pro rated in the case of any partial calendar month at the beginning or end of the Sublease Term, based upon the actual number of days in the month), without deduction, offset, notice, or demand, at Sublandlord’s Address for Payment of Rent, or at such other place as Sublandlord shall designate from time to time by thirty (30) days written notice to Subtenant. Base Monthly Rent shall be paid for each calendar month occurring during the Sublease Term in advance on or before the first day of the calendar month to which such Base Monthly Rent is attributable. The Subtenant shall pay Base Monthly Rent for the first month of the Sublease Term to Sublandlord upon execution of this Sublease and receipt of Master Landlord’s written consent by Sublandlord and Subtenant.

(b) All charges, costs, expenses and sums required to be paid or borne by Subtenant under this Sublease in addition to Base Monthly Rent shall be deemed “Additional Rent”, and Base Monthly Rent and Additional Rent shall hereinafter collectively be referred to as “Rent”. Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Sublease.

(c) If Subtenant fails to pay any installment of Rent within ten (10) days after the same is due, Subtenant shall pay to Sublandlord a late charge equal to five percent (5%) of such installment to cover Sublandlord’s administrative costs and other expenses. In addition any installment of rent that is not paid when due shall bear interest from the date due until paid at the prime loan rate of interest currently published by Bank of America plus two percent (2%).

2.4 Additional Rent. In addition to Base Monthly Rent, Subtenant shall pay to Sublandlord the Pro Rata Share of all Operating Expenses (described as “Tenant’s Allocable Share of Reimbursable Operating Costs” in the Master Lease, as well as all insurance costs and taxes pursuant to Sections 9 and 10 (respectively) of the Master Lease), and all other additional rent and other charges, however described, payable under the Master Lease by Sublandlord, applicable to the Sublease Term as tenant under the Master Lease, with respect to the Subleased Premises or Subtenant’s use and occupancy thereof during the Fixturing Period and the Sublease Term (“Additional Rent”). Subtenant shall pay such amount within thirty (30) days of receipt of an invoice therefor from Sublandlord. Sublandlord shall provide Subtenant with copies of Master Landlord’s statements as to Additional Rent. With respect to any portion of the Sublease Term not ending on the last day of a calendar year or fiscal year, the amount of the Additional Rent payable by Subtenant shall be pro rated based on a 365 days year. Upon written request of Sublandlord, Subtenant shall make monthly payments equal to one twelfth of Master Landlord’s estimate of the Additional Rent which will be payable for the current year. Such payments shall be made monthly in advance together with the payments of the Base Monthly Rent due hereunder. Any surplus shall be promptly refunded to Subtenant and any deficiency shall be promptly paid by Subtenant to Sublandlord once actual Additional Rent for the applicable period are finally determined.

2.5 Insurance/Waiver Of Claims/Subrogation.

(a) During the Sublease Term, Subtenant shall maintain insurance of such types, in such policies, with such endorsements and coverages, in such amounts as are set forth in the Master Lease. All insurance policies shall name Master Landlord, Master Landlord’s managing agent, Sublandlord and Sublandlord’s managing agent as additional insureds and shall provide that such policies may not be modified or cancelled without 30 days prior written notice to Master Landlord and Sublandlord. Subtenant shall promptly pay all insurance premiums and shall provide Sublandlord with policies or certificates which are acceptable to Sublandlord and Master Landlord evidencing such insurance upon Subtenant’s execution of this Sublease.

(b) In the event Subtenant sustains a loss by reason of fire or other casualty which is covered by its property insurance policy (or would have been covered had Subtenant carried the insurance required hereunder), and regardless of whether such fire or other casualty is caused in whole or in part by the acts or omissions of Sublandlord or Master Landlord or their agents, servants, employees or invitees, then Subtenant agrees to look first to the coverage provided by its insurance proceeds, and Subtenant shall have no right of action against Sublandlord, Master Landlord, or their agents, servants, employees or invitees, and no third party shall have any right by way of assignment, subrogation or otherwise against the party causing such loss; provided, however the foregoing release of claims shall only apply to the extent of insurance proceeds actually collected by such party (unless such party failed to maintain the coverage required hereunder in which event it shall be deemed to have recovered the entire policy amount required hereunder). In the event Sublandlord sustains a loss by reason of fire or other casualty which is covered by its property insurance policy and regardless of whether such fire or other casualty is caused in whole or in part by the acts or omissions of Subtenant or its agents, servants, employees or invitees, then Sublandlord agrees to look first to the coverage provided by its insurance proceeds, and it shall have no right of actions against Subtenant or its agents, servants, employees or invitees, and no third party shall have any right by way of assignment, subrogation or otherwise against Subtenant; provided, however the foregoing release of claims shall only apply to the extent of insurance proceeds actually collected by Sublandlord (unless Sublandlord failed to maintain the coverage required hereunder, if any, in which event it shall be deemed to have recovered the entire policy amount required). The parties hereto agree that each of its policies of property insurance shall include a waiver of subrogation or other provision allowing it to effectuate the provisions of this provision.

2.6 Indemnity. Except to the extent caused by the active negligence or willful misconduct of Sublandlord or a breach of the Master Lease by Sublandlord (except to the extent such breach is due to the failure of Subtenant to perform its obligations under the Sublease), Subtenant shall indemnify and hold harmless Sublandlord and Sublandlord Related Parties from liability, losses, damage, claims, suits or actions, judgments and expenses (including reasonable attorney’s fees) which may arise or grow out of injury to or death of any person or damage to any tangible property caused by the negligence or willful misconduct of or a breach of this Sublease by Subtenant, its agents, employees, or contractors. In case Sublandlord shall without fault on its part be made a party to any litigation commenced by or against Sublandlord for which it is to be indemnified hereunder, then the Subtenant shall protect and hold harmless and pay all costs, penalties, charges, damages, expenses, and reasonable attorney’s fees incurred or paid by Sublandlord. Sublandlord Related Party” shall mean Sublandlord, Sublandlord’s affiliates, and the members, principals, beneficiaries, partners, trustees, shareholders, directors, officers, employees, mortgagees, investment managers, attorneys, and agents of Sublandlord and Sublandlord’s affiliates.

2.7 Security Deposit.

(a) Concurrent with payment of the first installment of Base Monthly Rent, the Subtenant shall provide to the Sublandlord a deposit (referred to in this section as the “Deposit”) in the amount of $202,874.24. The Deposit shall be held by Sublandlord as security for the faithful performance by Subtenant of all the terms, covenants, and conditions of this Sublease to be kept and performed by Subtenant during the Sublease Term. If Subtenant defaults with respect to any provisions of this Sublease, Sublandlord may draw upon the Deposit for payment of any Base Monthly Rent or any other sum in default, or for the payment of any amount that Sublandlord may spend or may become obligated to spend by reason of Subtenant’s default; or to compensate Sublandlord for any other loss, cost or damage that Sublandlord may suffer by reason of Subtenant’s default. The use, application or retention of the Deposit, or any portion thereof, by Sublandlord shall not prevent Sublandlord from exercising any other right or remedy provided by this Sublease or by law, it being intended that Sublandlord shall not first be required to proceed against the Deposit and shall not operate as a limitation on any recovery to which Sublandlord may otherwise be entitled. If any portion of the Deposit is drawn upon, Subtenant shall, within five (5) days after written demand therefor, reinstate the Deposit to the amount required under this Lease. If Subtenant is not in default hereunder, Sublandlord shall return the deposit, if any remains after Sublandlord’s draws pursuant to this Section, to Subtenant within thirty (30) days after the Sublease terminates. Sublandlord shall not be required to keep this deposit separate from its general funds, and Subtenant is not entitled to interest on the Deposit.

(b) The Sublandlord agrees to apply $64,893.76 of the Deposit toward Rent first falling due in the thirteenth month of the Sublease Term, and $74,751.04 of the Deposit toward Rent first falling due in the twenty-fifth month of the Sublease Term. After such application of the Deposit in the twenty-fifth month, the remaining $62,429.44 of the Deposit shall be held until the end of the Sublease Term. If Subtenant shall fully and faithfully perform every provision of this Sublease to be performed by it, the L-C Deposit and/or the L-C (as hereinafter defined), or any balance thereof, shall be returned to Subtenant within sixty (60) days following the later of the expiration of the Sublease Term or the vacating after termination of the Sublease Premises by Subtenant.

(c) At any time, at its option, the Subtenant may replace the Deposit with a letter of credit in the same amount as the required amount of Deposit. If the Subtenant so elects, the following provisions shall apply:

(i) The letter of credit shall be an unconditional, irrevocable standby letter of credit (the “L-C”) and shall be issued by Comerica Bank or another bank which is acceptable to Sublandlord, and which L-C may be presented for payment in a location acceptable to Sublandlord. The L-C shall be in form and content as attached hereto as Exhibit B for a term of not less than one year. Subtenant shall pay all expenses, points and/or fees incurred by Subtenant in obtaining the L-C.

(ii) The L-C shall be held by Sublandlord as security for the faithful performance by Subtenant of all the terms, covenants, and conditions of this Sublease to be kept and performed by Subtenant during the Sublease Term. If Subtenant defaults with respect to any provisions of this Sublease, including, but not limited to, the provisions relating to the payment of Rent, or if Subtenant fails to renew the L-C at least thirty (30) days before its expiration, Sublandlord may, but shall not be required to, draw upon all or any portion of the L-C for payment of any Rent or any other sum in default, or for the payment of any amount that Sublandlord may spend or may become obligated to spend by reason of Subtenant’s default; or to compensate Sublandlord for any other loss, cost or damage that Sublandlord may suffer by reason of Subtenant’s default. The use, application or retention of the L-C, or any portion thereof, by Sublandlord shall not prevent Sublandlord from exercising any other right or remedy provided by this Sublease or by law, it being intended that Sublandlord shall not first be required to proceed against the L-C and shall not operate as a limitation on any recovery to which Sublandlord may otherwise be entitled. Any amount of the L-C which is drawn upon by Sublandlord, but is not used or applied by Sublandlord, shall be held by Sublandlord and deemed a Deposit (the “L-C Deposit”). If any portion of the L-C is drawn upon, Subtenant shall, within five (5) days after written demand therefor, either (i) deposit cash with Sublandlord (which cash shall be applied by Sublandlord to the L-C Deposit) in an amount sufficient to cause the sum of the L-C Deposit and the amount of the remaining L-C to be equivalent to the amount of the L-C required under this Lease or (ii) reinstate the L-C to the amount then required under this Lease, and if any portion of the L-C Deposit is used or applied, Subtenant shall, within two (2) days after written demand therefor, deposit cash with Sublandlord (which cash shall be applied by Sublandlord to the L-C Deposit) in an amount sufficient to restore the L-C Deposit to the amount required under this Lease, and Subtenant’s failure to do so shall be a default under this Sublease. If Subtenant shall fully and faithfully perform every provision of this Sublease to be performed by it, the L-C Deposit and/or the L-C, or any balance thereof, shall be returned to Subtenant within sixty (60) days following the later of the expiration of the Sublease Term or the vacating after termination of the Sublease Premises by Subtenant.

2.8 Use Of Premises. Subtenant shall use and occupy the Subleased Premises only for the Permitted Uses, and only to the extent permitted by the Master Lease and all laws governing or affecting Subtenant’s use of the Subleased Premises.

2.9 Assignment And Subletting.

(a) The Subtenant shall not assign this Sublease or otherwise sublet or part with or share possession of all or any part of the Subleased Premises or transfer its interest in this Sublease without securing the written consent of the Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, provided that the consent of the Sublandlord is subject to the consent of the Master Landlord as set out in the Master Lease. Sublandlord’s failure to respond within twenty (20) days shall be deemed consent to any subletting or assignment.

(b) The following transactions shall be deemed a transaction requiring the prior written consent contemplated by subsection (a) of this section: (i) any assignment, mortgage, pledge, hypothecation or other transfer of this Sublease; (ii) any sublease, concessions, license or occupancy agreement with respect to all or any portion of the Subleased Premises (except concessions, licenses or occupancy of providers of photo copy service, mail service or food service to Subtenant within the Subleased Premises, but only to the extent that the same does not violate the terms of the Master Lease); (iii) if Subtenant or any of its successors or assigns is a corporation, any sale, pledge or other transfer of all or a majority of the capital stock of Subtenant or any such successor or assign, any merger, consolidation or reorganization of or into Subtenant or any such successor or assign, and any sale of all or substantially all of the assets of Subtenant or such successor or assign; provided however, that clause 2.9 (b)(iii) shall not apply to Subtenant, its successors or assigns if such stock is publicly traded on a recognized security exchange or over the counter market.

(c) Notwithstanding the foregoing, so long as Subtenant otherwise complies with the provisions of this Section 2.9, Subtenant may enter into any of the following transfers (a “Permitted Transfer”) without Sublandlord’s prior consent. Subtenant may sublease all or part of the Subleased Premises or assign its interest in this Sublease to (i) any corporation which controls, is controlled by, or is under common control with the original Subtenant to this Sublease by means of an ownership interest of more than 50%; (ii) a corporation which results from a merger, consolidation or other reorganization, so long as the surviving corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Subtenant immediately prior to such transaction; and (iii) a corporation which purchases or otherwise acquires all or substantially all of the assets of Subtenant so long as such acquiring corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Subtenant immediately prior to such transaction.

(d) Any attempt by Subtenant to assign, sublet or transfer its rights in the Subleased Premises without the prior written consent (or deemed consent in the case of Sublandlord) of both Sublandlord and Master Landlord shall be void, and at Sublandlord’s options, any breach of this Section shall constitute a default by Subtenant entitling Sublandlord to exercise all rights and remedies permitted hereunder without need for any notice and cure period. No permitted assignment, transfer, encumbrance or subletting shall relieve Subtenant from Subtenant’s obligations and agreements hereunder and Subtenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment, transfer, encumbrance or subletting had been made.

(e) Notwithstanding any assignment of this Sublease or any sublet of all or a portion of the Subleased Premises by the Subtenant, the Subtenant shall remain liable for all obligations under this Sublease.

(f) If, for any assignment or sublet (a “Transfer”), the minimum or the base monthly rent and additional rent to be paid by the transferee under such Transfer triggers the provisions of Section 17B. of the Master Lease, Subtenant shall tender any amounts due directly to Master Landlord as required by Section 17 of the Master Lease. Sublandlord shall not be entitled to any amounts due from Subtenant pursuant to Section 17B of the Master Lease, except as pursuant to Section 2.13 (c) hereunder, Sublandlord may seek reimbursement of such amounts, in the event that Subtenant fails to tender any amounts due to Master Landlord as and when due.

(g) This Sublease shall be subject to the rights of the Master Landlord to recapture the Subleased Premises as set forth in Article 17 of the Master Lease.

2.10 Provision Of Services. No services are currently included in Base Monthly Rent or Additional Rent except for any provided by Master Landlord to Sublandlord under the Master Lease. If Sublandlord furnishes the Subleased Premises or Subtenant with any additional services upon request of Subtenant, Sublandlord shall charge Subtenant a reasonable charge therefor, and Subtenant shall pay the additional charge within thirty (30) days of billing by Sublandlord.

2.11 Condition Of Premises; Trade Fixtures. Subtenant shall have the right to furnish and install any trade fixtures, including equipment, furniture and other items of moveable property that are necessary for the conduct of its business; provided, however, that at the termination of this Sublease, Subtenant shall remove such trade fixtures and restore the Subleased Premises at Subtenant’s sole cost to the state and condition in which they existed on the Commencement Date, ordinary wear and tear excepted. If Subtenant fails to comply with the provisions of this paragraph, Sublandlord may make such repairs or restoration, and the reasonable cost thereof shall be additional Rent payable by Subtenant on demand. All trade fixtures shall be and remain the property of Subtenant, provided that any such trade fixtures remaining on the Subleased Premises after the expiration or termination of the Sublease Term shall be deemed abandoned by Subtenant and shall, at Sublandlord’s option, become the property of Sublandlord without payment therefor.

2.12 Alterations And Improvements.

(a) Sublandlord shall have no obligation to make any alterations or improvements to the Subleased Premises for Subtenant’s use or occupancy thereof. Except as otherwise provided in this Sublease, Subtenant shall not make any alterations, additions, improvements or installations (collectively, “Subtenant Improvements”) in the Subleased Premises without in each instance obtaining the prior written consent of both Master Landlord and Sublandlord. Sublandlord shall not unreasonably withhold delay or condition its consent and shall grant withhold or condition its consent promptly, but in no event later than within five days of its receipt of Master Landlord’s approval. If Master Landlord consents in writing to any Subtenant Improvements, and, if, in accordance with the Master Lease, such Subtenant Improvements are not required to be removed, then provided that Subtenant provides written notice to Sublandlord within fifteen (15) days of the commencement of such Subtenant Improvements along with Master Landlord’s written consent thereto, then Sublandlord’s consent shall be deemed to have been granted. If Subtenant performs Subtenant Improvements without obtaining the prior written consent of both Master Landlord and Sublandlord in violation of this Sublease or the Master Lease, Sublandlord (or Master Landlord) may remove the Subtenant Improvements, restore the Subleased Premises and repair any damage arising from such removal or restoration, and Subtenant shall be liable for all costs and expenses incurred in the performance of such removal, repairs or restoration. If Sublandlord and Master Landlord consent to any Subtenant Improvements, Subtenant shall perform and complete Subtenant Improvements at its expense, in compliance with applicable laws and the Master Lease, and, upon expiration of the Sublease Term or prior termination of this Sublease, the Subtenant Improvements shall be the property of, Sublandlord or Master Landlord as the case may be, as provided in the Master Lease.

(b) Subtenant shall be entitled without Master Landlord or Sublandlord’s consent, to make Subtenant Improvements which do not affect the structure of the Building or which do not cost more than Twenty-Five Thousand Dollars ($25,000.00) per Subtenant Improvement nor an aggregate of Fifty Thousand Dollars ($50,000.00) in any twelve (12) month period; provided that Subtenant shall be required to comply with the other provisions of Section 7 of the Master Lease.

(c) Subject to the terms of the Sublease and of the Master Lease, Subtenant shall remove the Subtenant Improvements prior to the end of the Sublease Term and shall restore the Subleased Premises to their condition as of the Sublease Commencement Date. If Master Landlord requires such removal and restoration and Subtenant fails to comply with such requirement, Sublandlord may undertake such removal and restoration and Subtenant shall be liable to Sublandlord for all costs and expenses incurred by the Sublandlord in connection therewith.

2.13 Subordination To Master Lease.

(a) Subject to the terms of the non-disturbance agreement executed by Master Landlord, this Sublease shall at all times be subject and subordinate to the terms and provisions of the Master Lease. To the extent that the terms and conditions of this Sublease are inconsistent with the provisions of the Master Lease incorporated herein, the terms of this Sublease shall control. Except for the Excluded Sections of the Master Lease and except as otherwise set forth in this Sublease, all of the terms and conditions contained in the Master Lease are hereby incorporated herein by this reference as terms and conditions of this Sublease, except that references in the Master Lease to the terms listed in Column A of the following table shall be deemed to be references to the terms set forth in this Sublease listed in the same row in Column B:

Column A	Column B
Lease	Sublease

Landlord	Sublandlord

Tenant	Subtenant

Lease Term	Sublease Term

Base Monthly Rent	Base Monthly Rent (which amount shall be annualized where the context so admits)

Premises	Subleased Premises

Commencement Date	Sublease Commencement Date

(b) Sublandlord agrees that it shall not exercise its rights under Section 19K of the Master Lease except to the extent required by Master Landlord’s exercise of its rights under Section 19K of the Master Lease. Sublandlord further agrees that it will not exercise its right to terminate the Master Lease pursuant to Sections 15 and 16 thereof without consent of Subtenant, except in the case of Subtenant’s default beyond any applicable cure period, in which case Subtenant consent shall not be required.

(c) Subtenant shall not cause a default under the Master Lease or permit its employees, agents, contractors or invitees to cause a default under the Master Lease.

(d) Subtenant shall not be deemed to have assumed any obligations under this Sublease accruing prior to the date of this Sublease.

(e) If the Master Lease terminates for any reason, this Sublease shall terminate and Sublandlord and Subtenant shall retain their respective remedies under this Sublease and in applicable law or equity.

(f) Notwithstanding any other provision of this Sublease, Sublandlord, as sublandlord under this Sublease, shall have the benefit of all rights, waivers, remedies and limitations of liability enjoyed by Master Landlord, as the landlord under the Master Lease, but (i) Sublandlord shall have no obligation under this Sublease to perform the obligations of Master Landlord, as landlord under the Master Lease, including without limitation any obligation to provide services or maintain insurance; (ii) Sublandlord shall not be bound by any representations or warranties of the Master Landlord under the Master Lease; (iii) in any instance where the consent of Master Landlord is required under the terms of the Master Lease, the consent of Sublandlord and Master Landlord shall be required; and (iv) Sublandlord shall not be liable to Subtenant for any failure or delay in Master Landlord’s performance of its obligations, as landlord under the Master Lease.

(g) Sublandlord’s obligation for any failure or delay in Master Landlord’s performance of its obligations, as landlord under the Master Lease shall be to, upon request of Subtenant and at Subtenant’s expense, use reasonable efforts to cause Master Landlord to perform its obligations under the Master Lease. If Subtenant requests that Sublandlord institute legal action against the Master Landlord, Sublandlord shall reasonably consider such request and act upon its decision in a timely fashion. If Subtenant requests that Sublandlord institute legal action against the Master Landlord, then Subtenant shall be responsible for all costs incurred by Sublandlord in instituting and pursuing such legal action.

(h) Notwithstanding any contrary provision of this Sublease, (i) in any instances where Master Landlord, as landlord under the Master Lease, has a certain period of time in which to notify Sublandlord, as tenant under the Master Lease, whether Master Landlord will or will not take any particular action, Sublandlord, as landlord under this Sublease, shall have an additional ten (10) day period after receiving such notice in which to notify Subtenant, (ii) in any instance where Sublandlord, as tenant under the Master Lease, has a certain period of time in which to notify Master Landlord as landlord under the Master Lease, whether Sublandlord will or will not take any particular action, Subtenant, as tenant under this Sublease, must notify Sublandlord, as landlord under this Sublease, at least five (5) business days before the end of such period, but in no event shall Subtenant have a period of less than five (5) days in which so to notify Sublandlord unless the relevant period under the Master Lease is five days or less, in which case the period under this Sublease shall be two (2) days less than the period provided to Sublandlord under the Master Lease. In no event shall Master Landlord or Sublandlord be liable for any consequential damages suffered by Subtenant in connection with any breach of this Sublease or otherwise.

(i) Sublandlord shall not voluntarily terminate the Master Lease nor amend or otherwise modify the Master Lease in such a manner that would materially and adversely affect the rights of Subtenant under this Sublease.

2.14 Subtenant Default. The occurrence of any of the following shall constitute a material default and breach (“Default”) of this Sublease by Subtenant: (i) Subtenant’s failure to pay the Base Monthly Rent including Additional Rent or any other payment due under this Sublease by the date such amount is due and such failure continues for five (5) days after written notice from Sublandlord, (ii) the abandonment of the Subleased Premises by Subtenant; (iii) Subtenant’s failure to observe and perform any other required provision of this Sublease, where such failure continues for twenty (20) days after written notice from Sublandlord; (iv) Subtenant’s making of any general assignment for the benefit of creditors; (v) the filing by or against Subtenant of a petition to have Subtenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Subtenant, the same is dismissed after the filing); (vi) the appointment of a trustee or receiver to take possession of substantially all of Subtenant’s assets located at the Subleased Premises or of Subtenant’s interest in this Sublease, where possession is not restored to Subtenant within sixty (60) days; or (vii) the attachment, execution or other judicial seizure of substantially all of Subtenant’s assets located at the Subleased Premises or of Subtenant’s interest in this Sublease, where such seizure is not discharged within sixty (60) days.

Upon the default by Subtenant in the full and timely payment and performance of its obligations under the Sublease, Sublandlord may exercise any and all rights and remedies granted to Master Landlord by the Master Lease with respect to default by the Tenant or Lessee under the Master Lease. In the event that Subtenant breaches any of the terms, conditions or covenants of this Sublease or of the Master Lease and fails to remedy such breach within twenty (20) days after written notice Sublandlord shall have the right, but not the obligation, to cure such breach and charge Subtenant for the costs incurred thereby, which costs Subtenant shall pay to Sublandlord upon demand.

2.15 Signage. Subject to the approval of Master Landlord and the approval of the City of San Jose, Subtenant may install, at Subtenant’s sole cost and expense, a sign of Subtenant’s name and standard logo on the Building and additional signage on the Project visible from Highway 85, in compliance with all applicable laws and codes. In the event that Master Landlord does not consent to the Project signage referenced in the preceding sentence, Sublandlord shall use reasonable efforts to obtain Master Landlord’s consent for Subtenant, at its sole cost and expense, to install signage on the building at 6375 San Ignacio Avenue within the Project. In the event that Master Landlord consents to the 6375 San Ignacio Avenue signage, Subtenant shall remove the same within fifteen (15) days upon request of Master Landlord. In the event that Sublandlord requires the signage for any occupant of the 6375 San Ignacio Building, then Subtenant shall remove its signage within thirty (30) days upon request of Sublandlord. Subtenant shall not place any other sign in or on the Building or the Subleased Premises without the prior written consent of Master Landlord, which consent may be withheld or conditioned in sole and absolute discretion of the Master Landlord.

2.16 Parking. Subject to the terms and conditions of the Master Lease, Sublandlord shall provide Subtenant with the right to use 280 parking spaces which represents all of the parking provided to it under the Master Lease on a non-exclusive basis as provided under the Master Lease.

2.17 Miscellaneous.

(a) Notices. All notices and demands under this Sublease shall be in writing and shall be effective (except for notices to Master Landlord, which shall be given in accordance with the provisions of the Master Lease) upon the earlier of (i) receipt at the Sublandlord’s Notice Addresses or the Subtenant’s Notice Addresses, or the notice address of the Master Landlord set forth in the Master Lease, as the case may be, by the party being served, or (ii) upon delivery being refused. All such notices or demands shall be sent by United States certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service that provides tracking and proof of delivery. Either party may change its address for notices and demands under this Sublease by ten (10) days’ notice to the other party.

(b) Choice Of Law. This Sublease shall be governed by the laws of California.

(c) Entire Agreement. This Sublease, together with any exhibits and attachments hereto and the Master Lease, constitutes the entire agreement between Sublandlord and Subtenant relative to the Sublease Premises, and this Sublease and the exhibits and attachments may be altered, amended or revoked only by an instrument in writing signed by both Sublandlord and Subtenant. Sublandlord and Subtenant agree hereby that all prior or contemporaneous oral discussions, letters or written documents between and among themselves and their agents and representatives relative to the subleasing of the Subleased Premises are merged in or revoked by this Sublease.

(d) Successors And Assigns. This Sublease shall inure to the benefit of and be binding upon the respective heirs, administrators, executors, successors and assigns of the parties hereto; provided, however, that this provision shall not be construed to allow an assignment or subletting which is otherwise specifically prohibited hereby.

(e) Section And Paragraph Headings. The section and paragraph headings are included only for the convenience of the parties and are not part of this Sublease and shall not be used to interpret the meaning of provisions contained herein or the intent of the parties hereto.

2.18	Representations And Warranties; Authority.

(a) Sublandlord and Subtenant each represent and warrant to the other that the individual(s) executing and delivering this Sublease on its behalf is/are duly authorized to do so and that this Sublease is binding on Subtenant and Sublandlord in accordance with its terms.

(b) Sublandlord represents and warrants that (i) to Sublandlord’s actual knowledge, Master Landlord is not in material default under the Master Lease, nor has any event occurred which, after any applicable notice and/or the expiration of any grace period, shall constitute a material default by Master Landlord under the Master Lease; (ii) to Sublandlord’s actual knowledge, Sublandlord is not in material default under the Master Lease, nor has any event occurred which, after any applicable notice and/or the expiration of any grace period, shall constitute a material default by Sublandlord under the Master Lease; and (iii) the documents attached as Exhibit A hereto constitute the entire lease agreement between Master Landlord and Subtenant regarding the Premises.

(c) Except as expressly set forth in this Sublease, no representation or warranty has been given by either party, its agents and representatives, with respect to the subject matter of this Sublease, and neither party has relied upon any representations or warranty not expressly set forth herein.

2.19 Brokers. Sublandlord and Subtenant each represent and warrant to the other that, in connection with the consummation of this Sublease, it has not dealt with any broker other than the Fischer & Company and Cornish & Carey Commercial representing the Sublandlord and Colliers International representing Subtenant. Sublandlord and Subtenant each shall indemnify and hold harmless the other against any loss, damage, claims or liabilities arising out of the inaccuracy of its representation or the breach of its warranty set forth in the previous sentence. Sublandlord shall pay a commission of 10% of the Base Rent due during the Sublease Term to Fischer & Company pursuant to a separate written agreement between Sublandlord and Fischer & Company.

2.20 Conditions to Effectiveness. For the benefit of both Sublandlord and Subtenant, this Sublease is expressly conditioned upon the receipt of Master Landlord’s written consent hereto. If Master Landlord has not consented in writing within thirty (30) days of execution of this Sublease, then this Sublease shall be null and void and of no further force and effect. This Sublease is further conditioned upon satisfaction or Subtenant’s written waiver of the following conditions precedent, each of which is for the sole benefit of Subtenant: (a) Master Landlord’s execution of a non-disturbance agreement in a form reasonably satisfactory to the Subtenant; (b) receipt of written consent from Master Landlord, the Association under the CC&Rs (“Association”), or committee delegated by the Association, and Sublandlord to the Initial Subtenant Improvements (as defined in Section 2.22 below); and (c) the agreement by Master Landlord, the Association or committee, and Sublandlord that the Initial Subtenant Improvements may remain and need not be removed upon expiration of the term or prior termination of the Sublease. If the conditions referred to in this Section are not satisfied within thirty (30) days after the full execution and delivery of this Sublease, then the party or parties benefiting from the applicable condition shall have the right to terminate this Sublease by giving written notice to the other within forty (40) days after the full execution and delivery of this Sublease, in which event as of the date of giving of such notice this Sublease shall be null and void and of no further force and effect. If the Association has not been formed, the consents and agreements referred to above required by the Association shall not be required if the Master Landlord confirms in writing that no approvals by the Association are required for the items referred to in clauses (a), (b), and (c) above.

2.21 No Offer. The submission of this Sublease or some or all of its provisions for examination does not constitute an option or an offer to enter into this Sublease, it being understood and agreed that neither Sublandlord or Subtenant shall be legally bound hereunder unless and until this Sublease has been executed and delivered by both Sublandlord and Subtenant, and then subject to the conditions hereof, including Section 2.20.

2.22 Tenant Improvement Allowance. Sublandlord shall provide to Subtenant a tenant improvement allowance of an amount not to exceed $20.00 per rentable square foot of the Premises ($1,642,880.00) (“Allowance”) to be used for the construction of leasehold improvements (“Initial Subtenant Improvements”) in accordance with a mutually agreeable space plan. The plans and specifications for the Initial Subtenant Improvements must be approved by Master Landlord and Sublandlord prior to commencement of construction thereof. The plans and specifications for the Initial Subtenant Improvements shall be delivered to Sublandlord and Master Landlord by May 15, 2003. The construction of Initial Subtenant Improvements shall be in compliance with this Sublease and the provisions of the Master Lease incorporated by reference. The Allowance shall be paid by Sublandlord to Subtenant or in its discretion, directly to the contractor or subcontractors performing the Initial Subtenant Improvement work, in installments, the first at completion of 50% of the Initial Subtenant Improvements as certified by Subtenant’s architect and thereafter Sublandlord shall make payments as the Initial Subtenant Improvement Work progresses, but no more than once monthly upon receipt of an invoice and of Subtenant’s architect’s certificate indicating that the work related to such invoice is complete. Sublandlord shall pay the tenant improvement allowance to Subtenant or, in Sublandlord’s discretion, directly to the contractor and subcontractor(s) performing the Tenant Improvements. If, following completion of the Initial Subtenant Improvements in accordance with the space plan, any portion of the Allowance remains, the Subtenant may apply the excess, not to exceed 50% or $821,440.00 of the allowance toward Rent due under this Sublease.

2.23 Quiet Enjoyment. Provided Subtenant performs the terms, conditions and covenants of this Sublease, and subject to the terms and provisions hereof, Subtenant shall have quiet and peaceful possession of the Demised Premises, for the Sublease Term, without hindrance, claim or molestation by Sublandlord or any other person lawfully claiming under Sublandlord except Master Landlord, its successors and assigns.

2.24 Estoppel Certificates. Within fifteen (15) days after written request from the other party, Sublandlord and Subtenant shall execute and deliver to the requesting party, or its designee, a written statement certifying (a) that this Sublease is unmodified and in full force and effect or is in full force and effect as modified and stating the modifications; (b) the amount of Base Monthly Rent and the date to which Base Monthly Rent and Additional Rent have been paid in advance; (c) the amount of any security deposit with Sublandlord; (d) that to its actual knowledge, neither party is not in default hereunder or, if either party is claimed to be in default, stating the nature of any claimed default; and (e) such other matters as may be reasonably requested. The requesting party and, any purchaser, assignee or Mortgagee may rely upon any such statement.

2.25 Expansion. Subtenant acknowledges that Sublandlord desires to sublease the building at 6375 San Ignacio Avenue, Santa Clara, California, (“6375 Building”) to a single tenant. If Subtenant desires to sublease the 6375 Building, it shall so inform Sublandlord, and if the 6375 Building is available for subleasing as determined by Sublandlord in its sole discretion, then the parties shall attempt to agree to mutually acceptable terms for Subtenant’s subleasing of the 6375 Building.

IN WITNESS WHEREOF, the parties have caused this Sublease to be signed by their duly authorized representatives to be effective on the date first set out above.

Sublandlord: NORTEL NETWORKS INC.		Subtenant: AGILE SOFTWARE CORPORATION

By:	/s/ MARK GORMAN	By:	/s/ CAROLYN V. AVER
Printed Name: Mark Gorman		Printed Name: Carolyn V. Aver
Its:	Director of Real Estate	Its:	Executive Vice President & CFO
Date:	May 9, 2003	Date:	May 2, 2003

List of Schedules and Exhibits

Exhibit A        —        Master Lease

Exhibit B        —        Form of Letter of Credit

Master Landlord’s Consent

The undersigned Master Landlord under the Master Lease (as defined in the above Sublease) hereby consents to such Sublease, on the terms and conditions stated herein.

Master Landlord:

By:
Printed Name:
Its:
Date:

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